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                                                                   Exhibit 10.36

                             NEW ENGLAND FINANCIAL
                     LONG TERM PERFORMANCE COMPENSATION PLAN
         (FOR PERFORMANCE PERIODS STARTING ON OR AFTER JANUARY 1, 2000)


I.       PURPOSE OF THE PLAN

-        Align management with policyholders' interests

- Provide competitive levels of total pay for senior executives for competitive levels of performance

-        Encourage a long term strategic perspective

- Encourage/reward performance that supports the Company's long term performance results

- Attract and promote retention of key executives with long term business perspective

II.      PARTICIPATION

         The Board of Directors will determine THE LEVELS of Officers and others eligible to participate in the Plan for each performance period. An individual who becomes a participant in the Plan will participate pro rata in any performance period then in progress from the effective date of participation. Upon the recommendation of the Chief Executive Officer, the Board of Directors may determine participation on a basis other than proration. Participants' incentive opportunities under the Plan shall not be vested or assignable in any respect.

III.     PERFORMANCE PERIODS

         The period over which long term performance shall be measured is three years. Each performance period will begin on January 1.

IV.      TARGET INCENTIVE OPPORTUNITIES

         The Nominating and Compensation Committee (the "Committee") will establish the incentive opportunity for each LEVEL of Plan participant for each performance period.




The schedule of target percentage opportunities for the various levels of participants is:




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
              GRADE LEVEL (CURRENT TITLE)                               TARGET PERCENTAGE OPPORTUNITY
              ---------------------------                               -----------------------------
              41 (CHIEF EXECUTIVE OFFICER)                                           250%
              40 (PRESIDENT)                                                         200%
              39 (SENIOR EXECUTIVE VICE PRESIDENT)                                   185%
              38 (EXECUTIVE VICE PRESIDENT)                                          150%
              36/37 (SENIOR VICE PRESIDENT)                                          95%
              33-35 (VICE PRESIDENT/SR. VICE PRESIDENT)                          30%/65%/85%

         At the beginning of each plan period, management recommends individual incentive opportunities for each participant. These incentive opportunities may be higher or lower than the above targets established for the various levels based on the individual's relative contribution to or impact on long term business results, the individual's potential and the individual's level of personal performance.

         The incentive opportunity ($) for each participant is determined by multiplying the applicable percentage for the individual by the individual's average base salary over the performance period. If the participant was not an employee of the Company at the beginning of the performance period, the Committee, at the Chief Executive Officer's recommendation, will determine in its discretion, the appropriate incentive opportunity.

         The total incentive opportunity for any performance period is equal to the total of the incentive opportunities of all individuals participating in that performance period.

         Where an individual changes participation levels or becomes a participant in the Plan for the first time during a performance period, incentive opportunities are prorated accordingly.

V.       GUIDELINES FOR DETERMINING CORPORATE PERFORMANCE

         At the beginning of each performance period, the Nominating and Compensation Committee will determine the measures and specific goals for that plan period. The measures for the Plan will include both financial and strategic business goals against which corporate performance will be measured.

         Performance assessment at the end of each period will consider achievement of established goals. In addition to performance as measured against these goals, the




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         overall assessment will involve the broad discretion and judgment of the Committee and may take into account changes in corporate strategy and in the market, economic, tax and regulatory environment during the performance period. The Committee will determine a corporate performance percentage that may vary between 0% and 200%.

VI.      AWARDS

         Following the end of each performance period the Committee will determine the amount which may be awarded to the participants with respect to such period. Such amount will be the incentive opportunities multiplied by the corporate performance percentage. The Committee will recommend individual awards to the Board. These awards will generally be equal to the participant's incentive opportunity multiplied by the corporate performance percentage. However, line of business performance, changes in an individual's responsibilities, or individual performance may be taken into account when determining individual awards. The Committee has discretion in determining the amount of any recommended award, may decline to recommend an award, and may modify the time of payment of any award.

         THE PAYMENT OF ANY AWARDS AS A RESULT OF PERFORMANCE UNDER THE PLAN FOR THE 2000 - 2002 PERFORMANCE PERIOD WILL BE PAID OUT IN 2003. IT IS ANTICIPATED THAT A PORTION OF ANY INDIVIDUAL AWARD PAID OUT IN 2003 WILL BE PAYABLE IN STOCK.

         No amount shall become payable unless it is approved by the Board in its discretion and no award may be made unless the participant was an employee of the Company or a subsidiary at the end of the performance period or died, retired or became totally disabled during such period while such an employee.

         A participant who retires, dies or becomes totally disabled while such an employee during the course of a performance period may be granted for such performance period, at the discretion of the Board, a pro rata portion of the full award that would have been payable if such event had not occurred, or at the recommendation of the Chief Executive Officer, an award may be recommended on other than a pro rata basis.

         Awards under the Plan will not be taken into account for purposes of determining the level of Insurance and Retirement benefits and contributions to the Savings and Investment Plan.



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VII.     ROLE OF THE COMMITTEE

         The Committee exercises overall responsibility and has broad discretion with respect to all aspects of the Plan and for performance assessment.







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